Exhibit 32.1

CERTIFICATIONS PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002 (18 U.S.C. SECTION 1350)

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(1)            The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)            The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: January 9, 2008
By: /s/ Michael Chermak
Michael Chermak
Chairman, President Chief Executive
Officer (Principle Executive Officer)